  EXHIBIT 23.2
Deloitte LLP Bay Adelaide East 22 Adelaide Street West Suite 200 Toronto ON M5H 0A9 Canada Tel: (416) 601 6150 Fax: (416) 601 6610 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-218297 on Form F-3 of our report dated February 26, 2016, relating to the consolidated balance sheet of Intellipharmaceutics International Inc. and subsidiaries (the “Company”) as of November 30, 2015 and the consolidated statements of operations and comprehensive loss, cash flows and shareholders’ (deficiency) equity for the each of the years in the two-year period ended November 30, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 20-F of the Company for the year ended November 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
July 10, 2017
Toronto, Canada